EXHIBIT 99.1

Oritani Financial Corp. Announces Quarterly and Annual Results

TOWNSHIP OF WASHINGTON, N.J., July 31, 2009 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "OFC") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank") reported net income of $1.5 million, or $0.04 per basic and fully diluted share, for the three months ended June 30, 2009, as compared to net income of $1.4 million, or $0.04 per basic share, for the corresponding 2008 period. The Company also reported net income of $5.6 million, or $0.15 per basic and fully diluted share, for the twelve months ended June 30, 2009, as compared to net income of $9.0 million, or $0.23 per basic and fully diluted share, for the corresponding 2008 period.

The 2009 three month period included increased FDIC insurance expense as well as the FDIC special assessment. These charges totaled $1.7 million. Results for the 2008 three month period were boosted by a $1.1 million gain on the sale of a multifamily property that had been held and operated as a real estate investment. This gain was partially offset by a $646,000 impairment charge taken on the Bank's investment in a mutual fund investment. The provision for loan losses significantly impacted both quarterly periods, however, provision expense was $495,000 less in the 2009 period. The provision for loan losses totaled $2.1 million for the three months ended June 30, 2009, versus $2.6 million for the comparable 2008 period.

The decreased results for the 2009 twelve month period were primarily due to increased provision for loan losses, increased writedowns of securities and increased compensation related expenses; partially offset by increased net interest income. The twelve month comparison was also impacted by the FDIC expenses and gain on sale mentioned above.

"The economic environment has negatively impacted virtually every financial institution, including Oritani," said Kevin J. Lynch, the Company's Chairman, President and CEO. "Over the year we have focused on minimizing the impact and sowing the seeds for more profitable times ahead. Resolution of our nonaccrual loans continues to be our focal point. We have made significant progress through our efforts in the courts and negotiations, and I believe we are on the cusp of resolution of a sizeable portion of our delinquencies." Mr. Lynch continued, "Our balance sheet growth has us well positioned for the future. Our assets are now nearly $2.0 billion. Just two years ago, we were barely over $1.0 billion. We are far ahead of our strategic targets for organic deposit and loan growth. Our deposits increased over 60% during the past 12 months. Our net interest income is at record levels for us, and will increase further if we can resolve our problem assets."

Comparison of Operating Results

Interest Income

Total interest income increased by $4.8 million, or 25.9%, to $23.3 million for the three months ended June 30, 2009, from $18.5 million for the three months ended June 30, 2008. The majority of the increase was in interest on mortgage loans. The average balance of loans, net increased to $1.3 billion for the 3 months ended June 30, 2009 from $943.0 million for the corresponding 2008 period. Interest on mortgage loans increased by $4.3 million, or 29.5%, to $19.0 million for the three months ended June 30, 2009, from $14.6 million for the three months ended June 30, 2008. Interest on federal funds sold and short term investments decreased to $56,000 for the three months ended June 30, 2009, from $303,000 for the three months ended June 30, 2008. Returns on this investment have decreased dramatically. The Federal Open Market Committee has significantly decreased the federal funds target rate over the period. While the Company seeks to prudently deploy cash inflows as quickly as possible, the significant growth in deposits has increased liquidity above an optimal level. Excess liquidity is typically invested in fed funds sold. Interest on securities available for sale ("AFS") increased by $824,000 to $1.1 million for the three months ended June 30, 2009, from $298,000 for the three months ended June 30, 2008. The average balance increased over the period to $138.8 million from $27.9 million. Investments over the 2009 quarter were typically made in this caption as management felt such investments provided the best risk/reward profile considering the current and projected cash needs of the Company.

For the twelve months ended June 30, 2009, total interest income increased by $16.8 million, or 23.5%, to $88.4 million, from $71.6 million for the twelve months ended June 30, 2008. The majority of the increase was in interest on mortgage loans. The average balance of loans, net increased to $1.2 billion for the 12 months ended June 30, 2009 from $858.2 million for the corresponding 2008 period. Interest on mortgage loans increased by $17.1 million, or 31.1%, to $72.2 million for the twelve months ended June 30, 2009, from $55.1 million for the twelve months ended June 30, 2008. Interest on federal funds sold and short term investments decreased to $73,000 for the twelve months ended June 30, 2009, from $1.7 million for the twelve months ended June 30, 2008. Interest on mortgage backed securities ("MBS") AFS increased by $2.3 million to $7.0 million for the twelve months ended June 30, 2009, from $4.7 million for the twelve months ended June 30, 2008. Interest on MBS held to maturity ("HTM") decreased by $1.8 million to $5.6 million for the twelve months ended June 30, 2009, from $7.4 million for the twelve months ended June 30, 2008. The Company's primary asset investment has always been loans. Excess cash flows were initially invested in MBS AFS. Over the course of the year, as the risk/reward profiles of the investment options changed, and the current and projected cash needs of the Company changed, the primary investment vehicle for the excess cash became securities AFS.

Interest Expense

Total interest expense increased by $2.1 million, or 22.2%, to $11.6 million for the three months ended June 30, 2009, from $9.5 million for the three months ended June 30, 2008. Interest expense on deposits increased by $1.1 million and interest expense on borrowings increased by $1.0 million. The average balance of deposits increased 49.9% to $1.06 billion for the three months ended June 30, 2009 from $704.8 million for the three months ended June 30, 2008. The cost of deposits decreased to 2.45% for the three months ended June 30, 2009 from 3.07% for the three months ended June 30, 2008. The average balance of borrowings increased to $509.2 million for the three months ended June 30, 2009 from $400.4 million for the three months ended June 30, 2008. The cost of borrowings decreased to 4.07% for the three months ended June 30, 2009 from 4.13% for the three months ended June 30, 2008.

Total interest expense increased by $7.3 million, or 19.6%, to $44.5 million for the twelve months ended June 30, 2009, from $37.2 million for the twelve months ended June 30, 2008. The vast majority of the increase was due to borrowings as interest expense on deposits increased by $397,000 while interest expense on borrowings increased by $6.9 million. The average balance of deposits increased 27.0% to $880.8 million for the twelve months ended June 30, 2009 from $693.3 million for the twelve months ended June 30, 2008. The cost of deposits decreased to 2.75% for the twelve months ended June 30, 2009 from 3.44% for the twelve months ended June 30, 2008. The average balance of borrowings increased to $505.6 million for the twelve months ended June 30, 2009 from $310.2 million for the twelve months ended June 30, 2008. The cost of borrowings decreased to 4.00% for the twelve months ended June 30, 2009 from 4.30% for the twelve months ended June 30, 2008.

Net Interest Income

Net interest income increased by $2.7 million, or 29.8%, to $11.7 million for the three months ended June 30, 2009, from $9.0 million for the three months ended June 30, 2008. On a trailing quarter basis, net interest income increased by $846,000, or 7.8%, from $10.8 million for the three months ended March 31, 2009. The Company's net interest rate spreads for the three months ended June 30, 2009, March 31, 2009 and June 30, 2008 were 2.33%, 2.37% and 2.05%, respectively. Net interest income increased by $9.5 million, or 27.8%, to $43.9 million for the twelve months ended June 30, 2009, from $34.4 million for the twelve months ended June 30, 2008. The Company's net interest income and net interest rate spread were both negatively impacted in the three and twelve month periods ended June 30, 2009 due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $1.1 million and $3.7 million for the three and twelve month periods ended June 30, 2009, respectively. The Company's net interest rate spreads for the twelve months ended June 30, 2009 and June 30, 2008 were 2.36% and 2.06%, respectively.

Provision for Loan Losses

The Company recorded provisions for loan losses of $2.1 million for the three months ended June 30, 2009 as compared to $2.6 million for the three months ended June 30, 2008. The Company recorded provisions for loan losses of $9.9 million for the twelve months ended June 30, 2009 as compared to $4.7 million for the twelve months ended June 30, 2008. The Company charged off a total of $2.7 million in loans during the quarter ended June 30, 2009. There were no recoveries in any of the periods. A rollforward of the allowance for loan losses for the twelve months ended June 30, 2009 is presented below:

   Balance at June 30, 2008                        $13,532
   Provisions charged to operations                  9,880
   Recoveries of loans previously charged off           --
   Loans charged off                                (2,732)
                                                 ---------
   Balance at June 30, 2009                        $20,680
                                                 =========

The Company's allowance for loan losses is analyzed quarterly and many factors are considered, including comparison to peer reserve levels. As in prior periods, loan growth was a component of the provision for loan losses in the 2009 periods. The delinquency and nonaccrual totals, however, were the primary contributors to the increased level of provision for loan losses.

Delinquency information is provided below:

 Delinquency Totals

                6/30/2009  3/31/2009  12/31/2008  9/30/2008  6/30/2008
                ---------  ---------  ----------  ---------  ---------
                                          (in thousands)

 30 - 59 days
  past due      $   6,727  $   4,897  $    4,979  $  16,624  $  25,367

 60 - 89 days
  past due         17,825      2,130       5,942      1,381         18

 nonaccrual        52,465     52,260      44,067     25,337     14,211
              --------------------------------------------------------
 Total         $   77,017  $  59,287  $   54,988  $  43,342  $  39,596
              ========================================================

Nonaccrual and total delinquent loan totals have been at an elevated level for the majority of the fiscal year. The Company has continued its aggressive posture toward delinquent borrowers. The Company has commenced legal action against virtually all borrowers who are more than 45 days delinquent. The Company has refused to extend the maturity date of any construction loan, even if the interest payments are current, unless the borrower agrees to reduce the Company's exposure through additional principal payments and/or additional collateral, and agrees to an additional fee if the loan is not paid in full on or before the new maturity date. The Company realizes that such actions contribute to the high level of delinquencies but believes this is the most prudent path to addressing problem loans.

The nonaccrual total of $52.5 million at June 30, 2009 includes all of the loans ($52.3 million) that were classified as nonaccrual at March 31, 2009. The loans that comprise a significant portion of this total have been discussed in prior public releases. A current summary of these loans follows:

 * Two of these loans are to one borrower and totaled $18.0 million at June 30, 2009.  The loans are secured by a condominium
   construction project and raw land with all building approvals, both of which are in Northern New Jersey.  The borrower declared bankruptcy and Oritani has provided debtor in possession financing for the completion of the condominium construction project.
   While the construction is primarily completed, delays have been encountered in finalizing the project and obtaining certificates of occupancy.  The individual unit sales process has commenced and several units are currently under contract.  Closings are not expected until late September, 2009.  Oritani charged off $2.0 million of the construction loan as of June 30, 2009, as this portion has been determined to be an incurred loss.  Both loans are classified as impaired as of June 30, 2009.  In accordance with the results of the Company's Statement of Financial Accounting
   Standards #114 ("FAS 114") impairment analyses, a specific reserve of $2.8 million has been recorded against these loans.
 * There are three loans to another borrower.  One of these loans is a $7.9 million loan secured by a retail mall in Northern New
   Jersey.  The other two loans total $10.2 million and are secured by a golf course in Bergen County, New Jersey.  All three of these loans are classified as nonaccrual and impaired, in
   accordance with FAS#114, at June 30, 2009.  Oritani is in
   litigation with this borrower, foreclosure proceedings are progressing and a rent receiver has been placed in control of the operations of these properties.  The guarantor has declared bankruptcy.  Net cash generated from the operation of these properties is being forwarded from the rent receiver to Oritani.
   In accordance with the results of the impairment analyses, no reserve was required for these loans as they were considered to be well collateralized.  Oritani is in negotiations to sell the notes that are secured by these properties prior to foreclosure.
   Oritani expects to realize amounts sufficient to satisfy all principal plus delinquent interest and other amounts due on any disposal.  Management is cautiously optimistic that these
   transactions will be completed and finalized during the quarter ended September 30, 2009, although there can be no assurances as to the timing or successful completion of such matters.
 * Another significant portion of the nonaccrual total at June 30,
   2009, were three loans to one borrower that totaled $6.6 million.
   These loans were secured by various warehouse properties in
   Rockland, Nassau and Westchester counties, New York.  All three of these loans are classified as nonaccrual and impaired, in accordance with FAS 114, at June 30, 2009.  Oritani is in
   litigation with this borrower and foreclosure proceedings are
   progressing.   A rent receiver has been appointed on all three of
   the properties.  Two of the three entities that were formed by the borrower to hold the assets that secure the borrowings, as well as the related operating company, have been placed in bankruptcy.
   Oritani is moving for the appointment of a trustee.  In accordance with the results of the impairment analyses, a specific reserves totaling $426,000 have been recorded against these loans.
 * Included in the nonaccrual total at June 30, 2009 was a $5.9 million mixed use property loan located in Bergen County, New
   Jersey.  The borrower on this loan has declared bankruptcy, a rent receiver is in place, net cash flows from the operation of the property are being forwarded to Oritani, and the bankruptcy trustee has secured a contract for the cash sale of the property.
   Oritani expects to realize amounts sufficient to satisfy all principal plus delinquent interest and other amounts due on the sale.  Management expects the transaction to close during the quarter ended September 30, 2009.  In accordance with the results of the impairment analysis for this loan, no reserve was required as the loan is considered to be well collateralized.
 * The nonaccrual total at June 30, 2009 also includes the following:
    -- A $1.1 million multifamily loan located in Hudson County, New
       Jersey.  Foreclosure proceedings have commenced.  Oritani is in negotiations with the borrower regarding resolution.
    -- A $1.1 million construction loan of a single family residence in Bergen County, New Jersey.  This loan was paid in full in
       July, 2009, inclusive of all delinquent interest.
    -- An $877,000 loan on an improved, approved parcel of land in
       Morris County, New Jersey.  Oritani charged off $250,000 of this loan as of June 30, 2009.  The loan is classified as
       impaired and, in accordance with the results of the
       impairment analysis; a specific reserve totaling $65,000 has been recorded against this loan.  Oritani expects to obtain title to this property during the quarter ended September 30,
       2009.
    -- A $349,000 multifamily loan located in Middlesex County, New
       Jersey.  Oritani charged off $260,000 of this loan as of June
       30, 2009.  The loan is classified as impaired and, in
       accordance with the results of the impairment analysis; a
       specific reserve totaling $57,000 has been recorded against this loan.  Oritani is in negotiations to arrange a short sale of this property which it expects to close during the quarter ended September 30, 2009.
    -- A $417,000 single family construction loan in Essex County,
       New Jersey.  Oritani modified this loan during the quarter ended June 30, 2009 and it is now current.  It will remain on nonaccrual until a satisfactory payment history is
       demonstrated.

There is one additional large loan in the 60-89 day past due total at June 30, 2009. This is a $14.0 million loan secured by a commercial property in Hudson County, New Jersey. The borrower has experienced cash flow difficulties. Foreclosure proceedings have not commenced as Oritani has been in negotiations with the borrower regarding potential resolution. It is presently unknown whether these negotiations will be successful, or whether legal remedies will be necessary.

Other Income

Other income decreased by $352,000, or 21.4%, to $1.3 million for the three months ended June 30, 2009, from $1.6 million for the three months ended June 30, 2008. The primary reason for the decrease is due to activity that occurred in the 2008 period. The three months ended June 30, 2008 included a $1.1 million gain on the sale of a multifamily property that had been held and operated as a real estate investment. This gain was partially offset by a $646,000 impairment charge taken on the Bank's investment in a mutual fund investment. There was minimal similar activity during the three months ended June 30, 2009. The only such activity during the three months ended June 30, 2009 was an impairment charge of $8,000.

Other income decreased by $2.2 million to $2.8 million for the twelve months ended June 30, 2009, from $4.9 million for the twelve months ended June 30, 2008. As in the quarterly period, the primary differences again pertained to impairment charges and gain on sale of assets. Net gain on sale of assets decreased $1.1 million for the twelve months ended June 30, 2009, due to the sale described above. Writedowns due to investment impairments increased by $1.0 million to $2.0 million for the twelve months ended June 30, 2009, from $1.0 million for the twelve months ended June 30, 2008. The writedowns in the 2009 period primarily pertain to impairment charges recorded in relation to equity securities in the Company's AFS portfolio.

Operating Expenses

Operating expenses increased by $2.6 million, or 46.1%, to $8.2 million for the three months ended June 30, 2009, from $5.6 million for the three months ended June 30, 2008. Federal insurance premiums increased significantly over the quarter due to an increase in FDIC insurance rates, an increase in insurable deposits, the depletion of a credit against FDIC insurance charges and a FDIC special assessment. Federal insurance premiums increased to $1.7 million for the three months ended June 30, 2009, from $20,000 for the three months ended June 30, 2008. Compensation, payroll taxes and fringe benefits increased by $964,000 to $5.1 million for the three months ended June 30, 2009, from $4.1 million for the three months ended June 30, 2008. In May, 2008, stock and options grants that had been approved in the Company's 2008 Equity Incentive Plan were awarded. The amortization of the cost of this plan began in May, 2008. Related expenses totaled $1.2 million for the three months ended June 30, 2009, versus $610,000 for the three months ended June 30, 2008. Another significant component of the increase was increased compensation costs of $199,000 as the Company has increased personnel to assist with implementing the organic growth strategy. The balance of the increase is primarily due to expenses and accruals related to retirement benefits ($69,000); increased payroll taxes ($74,000) and increased health insurance costs ($57,000).

Operating expenses increased by $7.8 million, or 39.8%, to $27.3 million for the twelve months ended June 30, 2009, from $19.5 million for the twelve months ended June 30, 2008. Compensation, payroll taxes and fringe benefits increased by $4.7 million to $18.7 million for the twelve months ended June 30, 2009, from $13.9 million for the twelve months ended June 30, 2008. The factors described above for the three month period also affected the twelve month period. The increase in the amortization of the costs of Equity Incentive Plan costs are greater as an entire 12 months worth of expense is included in the 2009 period. Such expenses totaled $3.8 million for the twelve months ended June 30, 2009, versus $610,000 for the twelve months ended June 30, 2008. Other significant factors contributing to the 2009 increase (versus 2008) were an increase in compensation costs of $1.0 million; accruals related to retirement benefits of $258,000; payroll tax expenses of $103,000 and employee health insurance expenses of $142,000.

Income Taxes

Income tax expense of $1.2 million was recognized for the three months ended June 30, 2009 against pre-tax income of $2.7 million. Income tax expense of $992,000 was recognized for the three months ended June 30, 2008 against pre-tax income of $2.4 million. For the twelve months ended June 30, 2009, income tax expense of $4.0 million was recognized against pre-tax income of $9.6 million. For the twelve months ended June 30, 2008, income tax expense of $6.2 million was recognized against pre-tax income of $15.2 million.

Comparison of Financial Condition at June 30, 2009 and June 30, 2008

Total Assets. Total assets increased $470.2 million, or 32.6%, to $1.91 billion at June 30, 2009, from $1.44 billion at June 30, 2008. The increases were primarily in the captions of loans, cash and securities available for sale ("AFS"), and were primarily funded through increased deposits and borrowings.

Cash and Cash Equivalents. Cash and cash equivalents (which includes fed funds and short term investments) increased $126.5 million to $135.4 million at June 30, 2009, from $8.9 million at June 30, 2008. The increase is primarily a result of deposit inflows and proceeds from repayments of loans and securities.

Net Loans. Loans, net increased $271.5 million, or 27.0%, to $1.28 billion at June 30, 2009, from $1.01 billion at June 30, 2008. The Company continued its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations and purchases totaled $459.3 million for the twelve months ended June 30, 2009.

Deposits. Deposits increased $428.7 million, or 61.3%, to $1.13 billion at June 30, 2009, from $698.9 million at June 30, 2008. Deposits increased $125.6 million during the quarter ended June 30, 2009. The Bank has implemented several initiatives designed to achieve deposit growth. Two new branch locations were opened during the year and another one is in development. Strong deposit growth remains a strategic objective of the Company.

Borrowings. Borrowings increased $75.3 million, or 17.4%, to $509.0 million at June 30, 2009, from $433.7 million at June 30, 2008. The Company committed to various long term advances from the FHLB-NY over the period.

Stockholders' Equity. Stockholders' equity decreased $38.9 million, or 13.9%, to $240.1 million at June 30, 2009, from $279.0 million at June 30, 2008. On March 18, 2009, the Company announced the completion of its third 10% repurchase program as well as the commencement of a fourth (967,828 shares) 10% repurchase program. As of June 30, 2009, the Company had repurchased a total of 3,577,437 shares at a total cost of $55.9 million and an average cost of $15.63 per share. Through July 22, 2009, the Company had repurchased a total of 3,644,837 shares at a total cost of $56.8 million and an average cost of $15.59 per share.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a savings bank offering a full range of retail and commercial loan and deposit products. The Bank currently operates its main office and 20 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

             Oritani Financial Corp. and Subsidiaries
               Township of Washington, New Jersey
                  Consolidated Balance Sheets
                June 30, 2009 and June 30, 2008
               (in thousands, except share data)

                                                 June 30,    June 30,
                    Assets                         2009        2008
                                                ----------  ----------
                                               (unaudited)

 Cash on hand and in banks                      $    7,729  $    7,332
 Federal funds sold and short term
  investments                                      127,640       1,558
                                                ----------  ----------
  Cash and cash equivalents                        135,369       8,890

 Loans, net                                      1,278,623   1,007,077
 Securities available for sale, at market value    144,419      22,285
 Mortgage-backed securities held to maturity,
  estimated market value of $120,381 and
  $162,671 at June 30, 2009 and June 30, 2008,
  respectively                                     118,817     163,950
 Mortgage-backed securities available for sale,
  at market value                                  128,603     149,209
 Bank Owned Life Insurance (at cash surrender
  value)                                            29,385      26,425
 Federal Home Loan Bank of New York stock
  ("FHLB"), at cost                                 25,549      21,547
 Accrued interest receivable                         7,967       5,646
 Investments in real estate joint ventures,
  net                                                5,767       5,564
 Real estate held for investment                     1,338       3,681
 Office properties and equipment, net               13,777       9,287
 Other assets                                       23,907      19,733
                                                ----------  ----------
 Total Assets                                   $1,913,521  $1,443,294
                                                ==========  ==========
                  Liabilities
 Deposits                                       $1,127,630  $  698,932
 Borrowings                                        508,991     433,672
 Advance payments by borrowers for taxes and
  insurance                                          8,301       7,024
 Official checks outstanding                         2,699       4,143
 Other liabilities                                  25,802      20,548
                                                ----------  ----------
  Total liabilities                              1,673,423   1,164,319
                                                ----------  ----------
             Stockholders' Equity
 Commonstock, $0.01 par value; 80,000,000
  shares authorized; 40,552,162 issued at
  June 30, 2009 and 2008 37,133,684
  outstanding at June 30, 2009 and
  40,187,062 outstanding at June 30, 2008              130         130
 Additional paid-in capital                        130,375     128,656
 Unallocated common stock held by the employee
  stock ownership plan                             (13,909)    (14,704)
 Treasury stock, at cost; 3,418,478 shares
  at June 30, 2009 and 365,100 shares at
  June 30, 2008                                    (53,418)     (5,926)
 Retained income                                   176,199     171,160
 Accumulated other comprehensive loss,
  net of tax                                           721        (341)
                                                ----------  ----------
  Total stockholders' equity                       240,098     278,975

                                                ----------  ----------
 Total Liabilities and Stockholders' Equity     $1,913,521  $1,443,294
                                                ==========  ==========

               Oritani Financial Corp. and Subsidiaries
                  Township of Washington, New Jersey
                   Consolidated Statements of Income
         Three and Twelve Months Ended June 30, 2009 and 2008

                               Three months ended  Twelve months ended
                                     June 30,            June 30,
                               ------------------- -------------------
                                  2009      2008      2009      2008
                               --------- --------- --------- ---------
                               unaudited unaudited unaudited
                                (in thousands, except per share data)

 Interest income:
  Interest on mortgage loans   $  18,960 $  14,636 $  72,158 $  55,053
  Interest on securities held
   to maturity and dividends on
   FHLB stock                        344        65     1,069       999
  Interest on securities
   available for sale              1,122       298     2,468     1,716
  Interest on mortgage-backed
    securities held to maturity    1,210     1,643     5,615     7,409
  Interest on mortgage-backed
   securities available for
   sale                            1,610     1,563     7,046     4,710
  Interest on federal funds
   sold and short term
   investments                        56       303        73     1,704
                               --------- --------- --------- ---------
   Total interest income          23,302    18,508    88,429    71,591
                               --------- --------- --------- ---------

 Interest expense:
  Deposits                         6,466     5,401    24,262    23,865
  Borrowings                       5,180     4,130    20,238    13,343
                               --------- --------- --------- ---------
   Total interest expense         11,646     9,531    44,500    37,208
                               --------- --------- --------- ---------

   Net interest income before
    provision for loan losses    l11,656     8,977    43,929    34,383

 Provision for loan losses         2,105     2,600     9,880     4,650
                               --------- --------- --------- ---------
   Net interest income             9,551     6,377    34,049    29,733
                               --------- --------- --------- ---------

 Other income:
  Service charges                    259       290     1,122     1,126
  Real estate operations, net        312       278     1,294     1,314
  Income from investments in
   real estate joint ventures        385       313     1,124     1,192
  Bank-owned life insurance          290       273     1,127     1,060
  Net gain on sale of assets          --     1,096        --     1,096
  Net loss on sales and write
   down of securities                 (8)     (646)   (2,045)     (998)
  Other income                        52        38       158       146
                               --------- --------- --------- ---------
   Total other income              1,290     1,642     2,780     4,936
                               --------- --------- --------- ---------

 Operating expenses:
  Compensation, payroll taxes
   and fringe benefits             5,072     4,108    18,670    13,923
  Advertising                        221        94       635       470
  Office occupancy and
   equipment expense                 522       372     2,088     1,595
  Data processing service fees       270       266     1,069     1,058
  Federal insurance premiums       1,668        20     1,774        92
  Other expenses                     426       740     3,021     2,353
                               --------- --------- --------- ---------
   Total operating expenses        8,179     5,600    27,257    19,491
                               --------- --------- --------- ---------

   Income before income tax
    expense                        2,662     2,419     9,572    15,178
 Income tax expense                1,158       992     4,020     6,218
                               --------- --------- --------- ---------
   Net income                  $   1,504  $  1,427 $   5,552 $   8,960
                               ========= ========= ========= =========

 Basic and fully diluted income
  per common share             $    0.04  $   0.04  $   0.15      0.23
                               ========= ========= ========= =========

                 Average Balance Sheet and Yield/Rate Information
                         For the Three Months Ended (unaudited)
             ---------------------------------------------------------
                     June 30, 2009               June 30, 2008
             ---------------------------- ----------------------------
               Average   Interest Average   Average   Interest Average
             Outstanding  Earned/  Yield/ Outstanding  Earned/  Yield/
               Balance     Paid    Rate     Balance     Paid     Rate
             ----------- -------- ------- ----------- -------- -------
                              (Dollars in thousands)

 Interest-
  earning
  assets:
 Loans (1)   $ 1,258,272 $ 18,960   6.03% $   942,991 $ 14,636   6.21%
 Securities
  held to
  maturity        25,548      344   5.39%      20,507       65   1.27%
 Securities
  available
  for sale       138,821    1,122   3.23%      27,932      298   4.27%
 Mortgage
  backed
  securities
  held to
  maturity       124,271    1,210   3.89%     170,354    1,643   3.86%
 Mortgage
  backed
  securities
  available
  for sale       137,563    1,610   4.68%     126,752    1,563   4.93%
 Federal
  funds sold
  and short
  term
  investments     72,336       56   0.31%      56,306      303   2.15%
             ----------- --------         ----------- --------
  Total
   interest-
   earning
   assets      1,756,811   23,302   5.31%   1,344,842   18,508   5.50%
                         --------                     --------
 Non-
  interest-
  earning
  assets          85,757                       72,169
             -----------                  -----------
  Total
   assets    $ 1,842,568                  $ 1,417,011
             ===========                  ===========

 Interest-
  bearing
  liabilities:
 Savings
  deposits       146,499      443   1.21%     149,382      542   1.45%
 Money market    165,521      872   2.11%      56,699      413   2.91%
 NOW accounts     78,081      160   0.82%      75,687      172   0.91%
 Time
  deposits       666,012    4,991   3.00%     422,982    4,274   4.04%
             ----------- --------         ----------- --------
  Total
   deposits    1,056,113    6,466   2.45%     704,750    5,401   3.07%
 Borrowings      509,242    5,180   4.07%     400,381    4,130   4.13%
             ----------- --------         ----------- --------
   Total
    interest-
    bearing
    liabil-
    ities      1,565,355   11,646   2.98%   1,105,131    9,531   3.45%
                         --------                     --------
 Non-
  interest-
  bearing
  liabilities     35,471                       28,681
             -----------                  -----------
  Total
   liabil-
   ities       1,600,826                    1,133,812
 Stock-
  holders'
  equity         241,742                      283,199
             -----------                  -----------
   Total
    liabil-
    ities
    and
    stock-
    holders'
    equity   $ 1,842,568                  $ 1,417,011
             ===========                  ===========

 Net interest
  income                 $ 11,656                     $  8,977
                         =========                    ========
 Net interest
  rate
  spread (2)                        2.33%                        2.05%
                                  =======                      =======
 Net
  interest-
  earning
  assets (3) $   191,456                  $   239,711
             ===========                  ===========
 Net interest
  margin (4)                        2.65%                        2.67%
                                  =======                      =======
   Average of
    interest-
    earning
    assets to
    interest-
    bearing
    liabil
    ities                         112.23%                      121.69%
                                  =======                      =======

 (1) Includes nonaccrual loans.
 (2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
 (3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
 (4) Net interest margin represents net interest income divided by average total interest-earning assets.

                 Average Balance Sheet and Yield/Rate Information
                       For the Twelve Months Ended (unaudited)
             ---------------------------------------------------------
                     June 30, 2009               June 30, 2008
             ---------------------------- ----------------------------
               Average   Interest Average   Average   Interest Average
             Outstanding  Earned/  Yield/ Outstanding  Earned/  Yield/
               Balance     Paid    Rate     Balance     Paid     Rate
             ----------- -------- ------- ----------- -------- -------
                              (Dollars in thousands)

 Interest-
  earning
  assets:
 Loans (1)   $ 1,181,385 $ 72,158   6.11% $   858,223 $ 55,053   6.41%
 Securities
  held to
  maturity        24,937    1,069   4.29%      19,192     999    5.21%
 Securities
  available
  for sale        67,479    2,468   3.66%      34,464   1,716    4.98%
 Mortgage
  backed
  securities
  held to
  maturity       142,484    5,615   3.94%     192,007    7,409   3.86%
 Mortgage
  backed
  securities
  available
  for sale       145,713    7,046   4.84%      91,060    4,710   5.17%
 Federal
  funds sold
  and short
  term
  investments     25,021       73   0.29%      45,292    1,704   3.76%
             ----------- --------         ----------- --------
  Total
   interest-
   earning
   assets      1,587,019   88,429   5.57%   1,240,238   71,591   5.77%
                         --------                      -------
 Non-
  interest-
  earning
  assets          84,535                       69,806
                --------                     --------
  Total
   assets    $ 1,671,554                 $ 1,310,044
             ===========                  ===========

 Interest-
  bearing
  liabilities:
 Savings
  deposits       144,810    1,979   1.37%     151,068    2,427   1.61%
 Money market    103,932    2,626   2.53%      50,263    1,730   3.44%
 NOW accounts     75,324      628   0.83%      71,176      812   1.14%
 Time
  deposits       556,730   19,029   3.42%     420,787   18,896   4.49%
             ----------- --------         ----------- --------
  Total
   deposits      880,796   24,262   2.75%     693,294   23,865   3.44%
 Borrowings      505,599   20,238   4.00%     310,231   13,343   4.30%
             ----------- --------         ----------- --------
   Total
    interest-
    bearing
    liabil-
    ities      1,386,395   44,500   3.21%   1,003,525   37,208   3.71%
                         --------                     --------
 Non-
  interest-
  bearing
  liabilities     33,071                       27,438
             -----------                  -----------
 Total
  liabilities  1,419,466                    1,030,963
 Stock-
  holders'
  equity         252,088                      279,081
             -----------                  -----------
   Total
    liabil-
    ities and
    stock-
    holder's
    equity   $ 1,671,554                  $ 1,310,044
             ===========                  ===========

 Net interest
  income                 $ 43,929                     $ 34,383
                         ========                     ========

 Net interest
  rate
  spread (2)                        2.36%                        2.06%
                                  =======                      =======

 Net
  interest-
  earning
  assets (3) $   200,624                  $   236,713
             ===========                  ===========
 Net interest
  margin (4)                        2.77%                        2.77%
                                  =======                      =======
   Average of
    interest-
    earning
    assets to
    interest-
    bearing
    liabilities                   114.47%                      123.59%
                                  =======                      =======

 (1) Includes nonaccrual loans.
 (2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
 (3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
 (4) Net interest margin represents net interest income divided by average total interest-earning assets.

CONTACT:  Oritani Financial Corp.
          Kevin J. Lynch, Chairman, President and
           Chief Executive Officer
          (201) 664-5400